UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 18, 2012

REDFIN NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28457	86-0955239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 W. Cypress Creek Rd, Suite 411, Ft. Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-769-1335

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2012 RedFin Network, Inc. entered into a new Employment Agreement with Jeffery L. Schultz, our Chief Executive Officer.  The Employment Agreement, which has an effective date of October 1, 2012, replaces our prior agreement with Mr. Schultz which expired on October 1, 2012.  Under the terms of the new three year Employment Agreement, Mr. Schultz will be paid an annual salary of $130,000.  He is entitled to a $300 per month car allowance, four weeks of annual paid vacation and we agreed to provide medical, dental and ophthalmic benefits to him and his family.  Under the terms of the agreement, he is also entitled to such stock awards as our Board of Directors may make in the future and an annual compensation review during the term of the agreement.  The Employment Agreement contains customary confidentiality, invention assignment and non-compete provisions.

The Employment Agreement may be terminated by us if Mr. Schultz should become permanently disabled or upon his death.  In the event we should terminate the agreement as a result of his permanent disability, he is entitled to a one year disability severance.  In the event the Employment Agreement is terminated as a result of his death, we are obligated to pay his estate any unpaid base salary and car allowance through the date of death, together with an amount equal to 12 months salary and any unused vacation days, and Mr. Schultz’s estate is entitled to exercise any outstanding stock options in accordance with the original terms of such options.

If we should terminate the Employment Agreement without cause, Mr. Schultz is entitled to his compensation through the end of the term of the agreement, together with medical benefits and the automobile allowance.  If we should terminate the agreement for “cause” as defined in the agreement, or if Mr. Schultz should terminate the Employment Agreement, he is not entitled to any severance benefits or additional compensation, except in the instance of Mr. Schultz’s termination of the agreement in which event he is entitled to exercise his vested stock options pursuant to their terms.  In the event we should discontinue operating our business we are entitled to terminate the Employment Agreement and upon such termination Mr. Schultz is not entitled to any severance benefits or additional compensation.

We agreed to issue Mr. Schultz 50,000 shares of our newly created Series A Preferred Stock valued at $50.00 under the terms of the Employment Agreement.  The designations, rights and preferences of these shares is described in Item 5.03 of this report.  Mr. Schultz is an accredited investor and the issuance will be exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act.

The foregoing description of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.33 to this report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 19, 2012 RedFin Network, Inc. filed a Certificate of Amendment to its Articles of Incorporation designating a series of 50,000 shares of its blank check preferred stock as Series A Preferred Stock.  The designations, rights and preferences of the Series A Preferred Stock included:

•	each share has a stated value and a liquidation preference of $0.001 per share which equals the par value of the shares,
•	the shares are not convertible or exchange into any other security,
•	the shares do not pay any dividends,

•	each share entitles the holder to one thousand (1,000) votes at any meeting of our stockholders and such shares will vote together with our common stockholders,
•	the shares are not subject to redemption, and
•	so long as the shares are outstanding we have agreed not to alter or change the rights of the security in a manner which would adversely affect the Series A Preferred Stock.

Immediately following the creation of these shares, we issued Mr. Jeffrey L. Schultz, our CEO, 50,000 shares of Series A Preferred Stock under the terms of the Employment Agreement as described in Item 5.02 of this report.

The Certificate of Amendment to our Articles of Incorporation, as amended, is filed as Exhibit 3.6 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

3.6	Certificate of Amendment to the Articles of Incorporation setting forth the designations, rights and preferences of the Series A Preferred Stock.
10.33	Employment Agreement dated October 18, 2012 effective October 1, 2012 by and between RedFin Network, Inc. and Jeffrey L. Schultz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDFIN NETWORK, INC.

Date: October 24, 2012	By: /s/ Jeffrey L. Schultz
Jeffrey L. Schultz, Chief Executive Officer and President